                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

             Information Statement Pursuant To Rules 13d-1 And 13d-2
                  Under the Securities and Exchange Act of 1934
                               (Amendment No. 3)*


                          General Dynamics Corporation
                                (Name of Issuer)


                                   Common Stock
                         (Title of Class of Securities)


                                   369550 10 8
                                 (CUSIP Number)



Check the following box if a fee is being paid with the statement [ ].

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)




____________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 12 Pages

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CUSIP No. 369550 10 8                  13G                    Page 2 of 12 Pages

1         Name Of Reporting Person
          S.S. Or I.R.S. Identification No. Of Above Person
                   Warren E. Buffett    ###-##-####

2         Check The Appropriate Box If A Member Of A Group*
                   (a)  [ ]
                   (b)  [ ]

________________________________________________________________________________

3         SEC USE ONLY

________________________________________________________________________________

4         Citizenship Or Place Of Organization
                   United States Citizen

5 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Voting Power
                   -0-

6 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Voting Power
                   5,273,348 Shares Common Stock

7 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Dispositive Power
                   -0-

8 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Dispositive Power
                   5,273,348 Shares Common Stock

9         Aggregate Amount Beneficially Owned By Each Reporting Person
                   5,273,348 Shares Common Stock

10        Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares*
                   [ ]

11        Percent Of Class Represented By Amount In Row (9)
                   8.4% of Common Stock (see response to Item 4)

12        Type Of Reporting Person*
                   IN

CUSIP No. 369550 10 8                  13G                    Page 3 of 12 Pages

1         Name Of Reporting Person
          S.S. Or I.R.S. Identification No. Of Above Person
                   Berkshire Hathaway Inc.    04-2254452

2         Check The Appropriate Box If A Member Of A Group*
                   (a)  [ ]
                   (b)  [ ]

________________________________________________________________________________

3         SEC USE ONLY

________________________________________________________________________________

4         Citizenship Or Place Of Organization
                   Delaware Corporation

5 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Voting Power
                   -0-

6 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Voting Power
                   5,273,348 Shares Common Stock

7 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Dispositive Power
                   -0-

8 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Dispositive Power
                   5,273,348 Shares Common Stock

9         Aggregate Amount Beneficially Owned By Each Reporting Person
                   5,273,348 Shares Common Stock

10        Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares*
                   [ ]

11        Percent Of Class Represented By Amount In Row (9)
                   8.4% of Common Stock (see response to Item 4)

12        Type Of Reporting Person*
                   HC, CO




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CUSIP No. 369550 10 8                  13G                    Page 4 of 12 Pages

1         Name Of Reporting Person
          S.S. Or I.R.S. Identification No. Of Above Person
                   National Indemnity Company    47-0355979

2         Check The Appropriate Box If A Member Of A Group*
                   (a)  [ ]
                   (b)  [ ]

________________________________________________________________________________

3         SEC USE ONLY

________________________________________________________________________________

4         Citizenship Or Place Of Organization
                   Nebraska Corporation

5 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Voting Power
                   -0-

6 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Voting Power
                   4,517,748 Shares Common Stock

7 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Dispositive Power
                   -0-

8 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Dispositive Power
                   4,517,748 Shares Common Stock

9         Aggregate Amount Beneficially Owned By Each Reporting Person
                   4,517,748 Shares Common Stock

10        Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares*
                   [ ]

11        Percent Of Class Represented By Amount In Row (9)
                   7.2% of Common Stock (see response to Item 4)

12        Type Of Reporting Person*
                   IC, CO

CUSIP No. 369550 10 8                  13G                    Page 5 of 12 Pages

1         Name Of Reporting Person
          S.S. Or I.R.S. Identification No. Of Above Person

          National Fire and Marine Insurance Company    47-6021331

2         Check The Appropriate Box If A Member Of A Group*
                   (a)  [ ]
                   (b)  [ ]

________________________________________________________________________________

3         SEC USE ONLY

________________________________________________________________________________

4         Citizenship Or Place Of Organization
                   Nebraska Corporation

5 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Voting Power
                   -0-

6 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Voting Power
                   755,600 Shares Common Stock

7 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Dispositive Power
                   -0-

8 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Dispositive Power
                   755,600 Shares Common Stock

9         Aggregate Amount Beneficially Owned By Each Reporting Person
                   755,600 Shares Common Stock

10        Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares*
                   [ ]

11        Percent Of Class Represented By Amount In Row (9)
                   1.2% of Common Stock (see response to Item 4)

12        Type Of Reporting Person*
                   IC, CO

CUSIP No. 369550 10 8                  13G                    Page 6 of 12 Pages

Item 1(a). Name of Issuer:

                    General Dynamics Corporation


Item 1(b). Address of Issuer's Principal Executive Offices:

                    3190 Fairview Park Drive
                    Falls Church, Virginia 22042


Item 2(a). Name of Persons Filing:
Item 2(b). Address of Principal Business Office:
Item 2(c). Citizenship:

                    Warren E. Buffett
                    1440 Kiewit Plaza
                    Omaha, Nebraska 68131
                    (United States Citizen)

                    Berkshire Hathaway Inc.
                    1440 Kiewit Plaza
                    Omaha, Nebraska 68131
                    (Delaware Corporation)

                    National Indemnity Company
                    3024 Harney Street
                    Omaha, Nebraska 68131
                    (Nebraska Corporation)

                    National Fire and Marine Insurance Company
                    3024 Harney Street
                    Omaha, Nebraska 68131
                    (Nebraska Corporation)


Item 2(d). Title of Class of Securities:

                    Common Stock



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CUSIP No. 369550 10 8                  13G                    Page 7 of 12 Pages

Item 2(e). CUSIP Number:

                    369550 10 8

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


      (a) [ ]      Broker or Dealer registered under Section 15 of the Act:

                              Not applicable

      (b) [ ]      Bank as defined in Section 3(a)(6) of the Act:

                              Not applicable

      (c)          [X]   Insurance Company as defined in Section 3(a)(19) of the
                         Act:

                            National Indemnity Company
                            National Fire and Marine Insurance Company

      (d)  [ ]     Investment Company registered under Section 8 of the
                   Investment Company Act:

                              Not applicable

      (e)  [ ]     Investment Adviser registered under Section 203 of the
                   Investment Advisers Act of 1940:

                              Not applicable

      (f)  [ ]     Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                   1974 or Endowment Fund:

                              Not applicable

      (g)  [X]     Parent Holding Company, in accordance with Rule 13d-
                   1(b)(ii)(G):

                              Berkshire Hathaway Inc.
                              Warren E. Buffett (individual who may be deemed to control Berkshire Hathaway Inc.)

      (h)  [ ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(H):

                              Not applicable.

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CUSIP No. 369550 10 8                  13G                    Page 8 of 12 Pages

Item 4.   Ownership

          Warren E. Buffett

          (a)      Amount Beneficially Owned:  5,273,348 shares Common Stock.

          (b)      Percent of Class:  8.4% of Common Stock.**

          (c)      Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote:  none.

                   (ii) shared power to vote or to direct the vote: 5,273,348 Shares Common Stock.

                   (iii) sole power to dispose or direct the disposition of: none.

                   (iv) shared power to dispose or to direct the disposition of: 5,273,348 Shares Common Stock.

          Berkshire Hathaway Inc.

          (a)      Amount Beneficially Owned:  5,273,348 shares Common Stock

          (b)      Percent of Class:  8.4% of Common Stock.**

          (c)      Number of shares as to which such person has:

                   (i)        sole power to vote or to direct the vote:  none.

                   (ii)       shared power to vote or to direct the vote:
                              5,273,348 Shares Common Stock.

                   (iii) sole power to dispose or direct the disposition of:
                         none.

                   (iv) shared power to dispose or to direct the disposition of: 5,273,348 Shares Common Stock.

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CUSIP No. 369550 10 8                  13G                    Page 9 of 12 Pages

          National Indemnity Company

          (a)      Amount Beneficially Owned:  4,517,748 shares Common Stock.

          (b)      Percent of Class:  7.2% of Common Stock.**

          (c)      Number of shares as to which such person has:

                   (i)        sole power to vote or to direct the vote:  none.

                   (ii)       shared power to vote or to direct the vote:
                              4,517,748 shares Common Stock.

                   (iii) sole power to dispose or direct the disposition of: none.

                   (iv) shared power to dispose or to direct the disposition of: 4,517,748 shares Common Stock.

          National Fire and Marine Insurance Company

          (a)      Amount Beneficially Owned:  755,600 shares Common Stock

          (b)      Percent of Class:  1.2% of Common Stock.**

          (c)      Number of shares as to which such person has:

                   (i)        sole power to vote or to direct the vote:  none.

                   (ii)       shared power to vote or to direct the vote:
                              755,600 Shares Common Stock.

                   (iii) sole power to dispose or direct the disposition of:
                         none.

                   (iv) shared power to dispose or to direct the disposition of: 755,600 Shares Common Stock.

____________________

** Percentages based on 63,066,148 shares of the Issuer's Common Stock outstanding as of October 30, 1994 according to the Issuer's report on Form 10Q for the quarter ended October 2, 1994.

CUSIP No. 369550 10 8                  13G                   Page 10 of 12 Pages

Item 5.   Ownership of Five Percent or Less of a Class.

                   Not applicable.


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

                   No person other than as described in Item 4 is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                   See Item 3(c) and Exhibit A.


Item 8.   Identification and Classification of Members of the Group.

                   Not applicable.


Item 9.   Notice of Dissolution of Group.

                   Not applicable.


Item 10.  Certification.

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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CUSIP No. 369550 10 8                  13G                   Page 11 of 12 Pages

                                    SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 14th day of February, 1995.



                                             /s/
                                             Warren E. Buffett


                                             BERKSHIRE HATHAWAY INC.
                                             NATIONAL INDEMNITY COMPANY
                                             NATIONAL FIRE AND MARINE
                                               INSURANCE COMPANY


                                             By: /s/ Warren E. Buffett
                                                  Warren E. Buffett

                                             Chairman of the Board of
                                             each of the above named
                                             corporations

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CUSIP No. 369550 10 8                  13G                   Page 12 of 12 Pages

                                    EXHIBIT A

                 RELEVANT SUBSIDIARIES OF PARENT HOLDING COMPANY


Parent Holding Company:

               Berkshire Hathaway Inc.

               Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)


Relevant Subsidiaries Which Are Insurance Companies as Defined in Section 3(a)(19) of the Act:

               National Indemnity Company
               National Fire and Marine Insurance Company


Note: No Common Stock of General Dynamics Corporation is held directly by Berkshire Hathaway Inc. Other than the indirect holdings of Berkshire Hathaway Inc., no Common Stock of General Dynamics Corporation is held directly or indirectly by Warren E. Buffett, an individual who may be deemed to control Berkshire Hathaway Inc.